                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-17003
           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 24, 1997

                                  $100,000,000

                       NATIONAL CONSUMER COOPERATIVE BANK
                 (DOING BUSINESS AS NATIONAL COOPERATIVE BANK)

                               MEDIUM-TERM NOTES

                  DUE 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE
                               ------------------

    National Consumer Cooperative Bank ("NCB") may offer from time to time its Medium-Term Notes due 9 months to 30 years from the date of issue, as selected by the purchaser and agreed to by NCB, at an aggregate initial offering price not to exceed $100,000,000 or its equivalent in another currency or composite currency.

    The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as may be designated by NCB at the time of offering. NCB will set forth the specific currency or composite currency, interest rate (if any), issue price and maturity date of any Note in the related Pricing Supplement to this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, Agents will not sell Notes denominated other than in U.S. dollars or ECUs in, or to residents of, the country issuing the Specified Currency. See "Description of Notes."

    Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each January 15 and July 15 and at maturity. Interest on Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement.

    Unless NCB specifies an Initial Redemption Date in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity Date. If an Initial Redemption Date is so specified, the Notes will be redeemable at the option of NCB at any time after such date as described herein.

    The Notes offered hereby will be issued only in fully registered book-entry form in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof, or the approximate equivalent thereof in the Specified Currency. See "Description of Notes".

    THE NOTES ARE NOT GUARANTEED BY THE UNITED STATES AND WILL NOT CONSTITUTE A DEBT OR OBLIGATION OF THE UNITED STATES OR ANY AGENCY OR INSTRUMENTALITY THEREOF.

    SEE "RISK FACTORS" ON PAGE S-2 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                             ---------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

                                                 PRICE TO                  AGENTS'                 PROCEEDS TO
                                                PUBLIC (1)             COMMISSIONS (2)               NCB (3)
                                         ------------------------  ------------------------  ------------------------
Per Note...............................            100%                  .125%-.750%             99.250%-99.875%
Total (4)..............................        $100,000,000           $125,000-$750,000      $99,250,000-$99,875,000

--------------------------

(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.

(2) NCB will pay the Agents a commission ranging from .125% to .750%, depending upon the maturity, of the principal amount of any Notes sold through any such firm as Agent. Commissions and discounts with respect to Notes with maturities in excess of 30 years will be negotiated between NCB and such Agent at the time of sale. NCB may also sell Notes to an Agent as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by such Agent. NCB may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. NCB has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $284,303 payable by NCB, including expenses of the Agents to be reimbursed by NCB.

(4) Or the equivalent thereof in another currency or composite currency.
                         ------------------------------

    Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of NCB. Notes may be sold to the Agents on their own behalf at negotiated discounts. NCB reserves the right to sell Notes directly on its own behalf. NCB also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. NCB or the Agents may reject any order as a whole or in part. See "Supplemental Plan of Distribution".

GOLDMAN, SACHS & CO.                                        MORGAN STANLEY & CO.
                                                       INCORPORATED
                       ----------------------------------

          The date of this Prospectus Supplement is January 28, 1997.

    IN CONNECTION WITH AN OFFERING OF NOTES PURCHASED BY AN AGENT AS PRINCIPAL ON A FIXED OFFERING PRICE BASIS, SUCH AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                                  RISK FACTORS

    THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN THE MEDIUM-TERM NOTES DUE 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE (THE "NOTES") OF THE NATIONAL CONSUMER COOPERATIVE BANK ("NCB") THAT RESULT FROM SUCH NOTES BEING DENOMINATED OR PAYABLE IN OR DETERMINED BY REFERENCE TO A CURRENCY OR COMPOSITE CURRENCY OTHER THAN UNITED STATES DOLLARS OR TO ONE OR MORE INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS. NCB AND THE AGENTS DISCLAIM ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS THEY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS OR TRANSACTIONS INVOLVING THE APPLICABLE INTEREST RATE INDEX OR CURRENCY INDEX OR OTHER INDICES OR FORMULAS.

RISKS OF ILLIQUIDITY

    The Notes will not have an established trading market when issued, and there can be no assurance of a secondary market for the Notes or the liquidity of such market if one develops. See "Plan of Distribution".

    The secondary market for Notes will be affected by a number of factors independent of the creditworthiness of NCB and the value of the applicable index or indices or formula or formulas, including the complexity and volatility of each such index or formula, the method of calculating the principal, premium, if any, and/or interest, if any, in respect of such Notes, the time remaining to the maturity of such Notes, the outstanding amount of such Notes, any redemption features of such Notes, the amount of other debt securities linked to such index or formula and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of such Notes. In addition, certain Notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such Notes readily or at prices that will enable investors to realize their anticipated yield. No investor should purchase Notes unless such investor understands and is able to bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

RISKS ASSOCIATED WITH INDEXED NOTES

    An investment in Notes indexed, as to principal or interest of both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. If the interest rate on such a Note is so indexed, it may result in an interest rate that is less than that payable on a conventional fixed rate or floating rate debt security issued at the same time, including the possibility that no interest will be paid or that negative interest will accrue, and, if the principal amount of such a Note is so indexed or if such principal amount is utilized to net against accrued negative interest, the principal amount payable at maturity may be less than the original purchase price of such
Note if allowed pursuant to the terms of such Note, including the possibility that no principal will be paid. The secondary market for Indexed Notes (as defined below) will be affected by a number of factors independent of the creditworthiness of NCB, including the value of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Indexed Notes, the amount outstanding of such Indexed Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which NCB has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currency, commodities or interest rate indices should not be taken as an indication of future performance of such currency, commodities or interest rate indices during the term of any Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of Indexed Notes in light of their particular circumstances.

    Any optional redemption feature of Notes might affect the market value of such Notes. Since NCB may be expected to redeem such Notes when prevailing interest rates are relatively low, an investor might not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on such Notes.

FOREIGN CURRENCY RISKS

    GENERAL

    EXCHANGE RATES AND EXCHANGE CONTROLS. An investment in Notes denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies, and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which NCB has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

    Governments have imposed from time to time and may in the future impose exchange controls that could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, NCB will repay such Note at maturity in U.S. dollars on the basis of the most recently available Market Exchange Rate.

    This Prospectus does not describe all the risks of an investment in Notes denominated in other than U.S. dollars. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Debt Securities denominated in other than U.S. dollars. Notes denominated in other than U.S. dollars are not an appropriate investment for investors who are unsophisticated about foreign currency transactions.

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into certain foreign currencies, and vice versa.

    Unless otherwise specified in the Prospectus Supplement, Notes denominated in other than U.S. dollars or European currency units will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus is directed to prospective purchasers who are United States residents, and NCB disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States as to any matters that may affect the purchase, holding, or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

    GOVERNING LAW AND JUDGMENTS. The Notes will be governed by and construed in accordance with the laws of the State of New York. Under the Judiciary Law of the State of New York, a judgment in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

EXCHANGE RATE AND CONTROLS FOR SPECIFIED CURRENCIES

    For any Note denominated in other than U.S. dollars, the Prospectus Supplement relating to such Notes will contain information concerning exchange rates. The information concerning exchange rates will be furnished as a matter of information only and should not be regarded as indicative of the rate of or trends in future fluctuations in currency exchange rates.

CREDIT RATINGS

    Any credit ratings assigned to NCB's medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the market value of the Notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of such Notes in light of their particular circumstances.

REPAYMENT OF CLASS A NOTES

    Under the provisions of the National Consumer Cooperative Bank Act and a financing arrangement with the U.S. Treasury, NCB is required to repay all of its Class A Notes by October 31, 2020. There can be no assurance that NCB will generate sufficient income from its operations to repay the Class A Notes on such a repayment schedule or that repayment of the Class A Notes will not substantially impair the financial condition of NCB. See "National Consumer Cooperative Bank--Agreement Concerning the Class A Notes" in the accompanying Prospectus.

LOW-INCOME LOANS

    NCB is chartered to provide financial services to cooperatives and is statutorily required to use its best efforts to ensure that at least 35 percent of the loan amount in its portfolio involves loans to cooperatives principally owned by, or benefiting, low-income persons. Loans to low-income cooperatives are, however, made using the same credit standards as other loans and as a result credit losses for low-income loans have been similar to those from non-low income loans. There can, however, be no assurance that this credit loss experience on low-income loans will continue.

REGULATORY STATUS

    NCB is not regulated by any banking authorities. NCB is examined annually by the Farm Credit Administration. The General Accounting Office is authorized to audit NCB. Reports of such examinations and audits are forwarded to Congress, which has the sole authority to amend or revoke NCB's Charter.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY (REFERRED TO IN THE PROSPECTUS AS "DEBT SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

    The Notes will be issued as one or more series of Debt Securities under an Indenture, dated as of January 15, 1997, as amended or supplemented from time to time (the "Indenture"), between NCB and The First National Bank of Chicago, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities", as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered hereby unless otherwise specified in the applicable pricing supplement hereto (each, a "Pricing Supplement").

GENERAL

    The Notes will be unsecured obligations of NCB. The Notes will rank on a parity with other unsecured and unsubordinated indebtedness of NCB. The Indenture does not limit the aggregate initial offering price of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate initial offering price from time to time authorized by NCB for each series. NCB may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $100,000,000 aggregate initial offering price of Notes offered hereby.

    The Notes are currently limited to up to $100,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. The Notes will be offered on a continuous basis and will mature on any day nine months or more from their dates of issue (each, a "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, notes will bear interest at fixed rates ("Fixed Rate Notes") or at floating rates ("Floating Rate Notes"), as specified in the applicable Pricing Supplement. Notes may also be issued that do not bear any interest currently or that bear interest at a below market rate.

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies or composite currencies ("Foreign Currency Notes"). See "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any". The currency or composite currency in which a Note is denominated, whether United States dollars or otherwise, is herein referred to as the "Specified Currency". References herein to "United States dollars", "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

    Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currencies. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. Each applicable Agent is prepared to arrange for the conversion of United States dollars into the Specified Currency in which the related Foreign Currency Note is denominated in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as hereinafter defined) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each such conversion will be made by an Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. All costs of exchange will be borne by the purchaser of each such Foreign Currency Note. See "Special Provisions Relating to Foreign Currency Notes".

    Interest rates offered by NCB with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. Interest rates or formula and other terms of Notes are subject to change by NCB from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by NCB.

    Each Note will be issued in fully registered form as a Book-Entry Note. The authorized denominations of each Note other than a Foreign Currency Note will be $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement, while the authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement.

    Payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes will be made by NCB through the Trustee to the Depositary. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the applicable Specified Currency is other than United States dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any".

    As used herein, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as hereinafter defined) of the country issuing the Specified Currency (or, in the case of European Currency Units ("ECU"), is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis (as defined below), such day is also a London Business Day (as hereinafter defined). "London Business Day" means (i) if the Index Currency (as hereinafter defined) is other than ECU, any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

    "Principal Financial Center" means the capital city of the country issuing the Specified Currency or, solely with respect to the calculation of LIBOR, the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

    Book-Entry Notes may be transferred or exchanged only through the Depositary. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus. No service charge will be made by NCB or the Trustee for any such registration of transfer or exchange of Notes, but NCB may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than exchanges pursuant to the Indenture not involving any transfer).

REDEMPTION AT THE OPTION OF NCB

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of NCB prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of NCB on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 (provided that any remaining principal amount thereof shall be at least $100,000), at the applicable Redemption Price (as hereinafter defined), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. See also "--Original Issue Discount Notes".

REPAYMENT AT THE OPTION OF THE HOLDER

    The Notes will be repayable by NCB at the option of the Holders thereof prior to the Stated Maturity Date only if one or more Optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 (provided that any remaining principal amount thereof shall be at least $100,000), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which NCB shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. See also "--Original Issue Discount Notes".

    Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as hereinafter defined) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as hereinafter defined) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable.

In addition, at the time such instructions are given, each such Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus.

    If applicable, NCB will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

    NCB may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by NCB may, at the discretion of NCB, be held, resold or surrendered to the Trustee for cancellation.

INTEREST

    GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

    Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

    FIXED RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on January 15 and July 15 of each year (each, an "Interest Payment Date") and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

    FLOATING RATE NOTES

    Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note", a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note", the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Period and Dates, Interest Payment Period and Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Index Currency, if any, or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

    The interest rate borne by the Floating Rate Notes will be determined as follows:

         (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note" or as having an Addendum attached or having "Other/Additional Provisions" apply relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

        (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

        (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note", then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

    The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

    Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

    Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include (i) the CD Rate, (ii) the CMT Rate, (iii) the Commercial Paper Rate, (iv) the Federal Funds Rate, (v) LIBOR, (vi) the Prime Rate, (vii) the Treasury Rate (each, an "Interest Rate Basis"), or (ix) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement; provided, however, that the interest rate in effect on a Floating Rate Note for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate; provided, further, that with respect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provided however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a Floating Rate Note as to which the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

    The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as hereinafter defined). The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. With respect to the Treasury Rate, the "Interest Determination Date" will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as hereinafter defined) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

    A Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

    All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (E.G., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

    With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Pricing Supplement.

    Unless otherwise specified in the applicable Pricing Supplement, the Trustee will be the "Calculation Agent". Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

    CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)". If such rate is not published in H.15(519) before 9:00 A.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of U.S.$5,000,000; provided, however, that if fewer than three dealers so selected by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

    CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain from the five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

    "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052 for the most recent week.

    "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

    COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the per annum rate (quoted on a bank discount basis) for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Commercial Paper". If such rate is not published in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis) as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers so selected by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

    "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                          D x 360         X 100
Money Market Yield =   ------------
                       360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the period from the Interest Reset Date to but excluding the day that numerically corresponds to such Interest Reset Date (or, if there is not any numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such Interest Reset Date falls.

    FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)". If such rate is not published in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent; provided, however, that if fewer than three brokers so selected by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

    LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

         (i) With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) the arithmetic mean of the offered rates for deposits in the Index Currency for the period of the applicable Index Maturity which appear on the Reuters Screen LIBO Page at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date if at least two such offered rates appear on the Reuters Screen LIBO Page" ("LIBOR Reuters"), or (b) the rate for deposits in the Index Currency for the period of the applicable Index Maturity that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate") "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London Interbank offered rates for deposits in the Index Currency). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate is specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rates described in (ii) below).

        (ii) If fewer than two offered rates appear on the Reuters Screen LIBO page or no rate appears on Telerate Page 3750, as applicable, the Calculation Agent will request the principal London offices of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the applicable Index Maturity to prime banks in the London interbank market at approximately 11:00 A.M., London time, commencing on the second London Business Day immediately following such LIBOR Interest Determination Date and in a principal amount that is representative of a single transaction in such Index Currency in such market at such time. If at least such two quotations are provided, the LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of rates quoted at approximately 11:00 A.M. in the applicable Principal Financial Center by three major banks in such Principal Financial Center for loans in the Index Currency to leading European Banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the LIBOR in effect on such LIBOR Interest Determination Date.

    "Index Currency" means the currency or composite currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

    PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 9:00 A.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as hereinafter defined) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen US PRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent. If fewer than three such quotations are so provided, then the Prime Rate shall be the Prime Rate in effect on such Prime Rate Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display designated as page "US PRIME 1" on the Reuter Monitor Money Rates Service (or any successor service) (or such other page as may replace the US PRIME 1 page on such service (or any successor service) for the purpose of displaying prime rates or base lending rates of major United States banks).

    TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not published by 9:00 A.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not reported as provided by 3:00 P.M., New York City time, on the related Calculation Date, or if no such auction is held, then the Treasury Rate will be the rate set forth in H.15(519) for the relevant Treasury Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary market." If such rate is not published by 3:00 P.M. New York City time on the relevant Calculation Date, the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if fewer than three dealers so selected by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

    Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Maturity Date or any other term relating thereto, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof. Such provisions will be described in the applicable Pricing Supplement.

AMORTIZING NOTES

    NCB may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

ORIGINAL ISSUE DISCOUNT NOTES

    NCB may offer Notes ("Original Issue Discount Notes") from time to time that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e. par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of an Original Issue Discount Note and par is referred to herein as the "Discount". In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the Holder of such Original Issue Discount Note, unless otherwise specified in the applicable Pricing Supplement, will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity, as the case may be.

    Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as hereinafter defined), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for Federal income tax purposes. See "Certain United States Federal Income Tax Considerations" herein.

INDEXED NOTES

    NCB may from time to time offer Notes ("Indexed Notes") the principal amount of which payable on the Stated Maturity Date or earlier redemption or repayment and/or interest thereon is determined by reference to such objective price or economic measures as are described in the Book-Entry Note representing such Note. The manner of determining the amount of interest payable and the amount of principal payable on the Stated Maturity Date or upon earlier redemption or repayment of an Indexed Note will be set forth in such Book-Entry Note, and historical and other information concerning the price or economic measures used in such determination, will be set forth in a supplement to this Prospectus Supplement.

    AN INVESTMENT IN NOTES INDEXED, AS TO PRINCIPAL OR INTEREST OF BOTH, TO ONE OR MORE VALUES OF CURRENCIES (INCLUDING EXCHANGE RATES BETWEEN CURRENCIES), COMMODITIES OR INTEREST RATE INDICES ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH SIMILAR INVESTMENTS IN A CONVENTIONAL FIXED RATE OR FLOATING RATE DEBT SECURITY. IF THE INTEREST RATE ON SUCH A NOTE IS SO INDEXED, IT MAY RESULT IN AN INTEREST RATE THAT IS LESS THAN THAT PAYABLE ON A CONVENTIONAL FIXED RATE OR FLOATING RATE DEBT SECURITY ISSUED AT THE SAME TIME, INCLUDING THE POSSIBILITY THAT NO INTEREST WILL BE PAID OR THAT NEGATIVE INTEREST WILL ACCRUE, AND, IF THE PRINCIPAL AMOUNT OF SUCH A NOTE IS SO INDEXED OR IF SUCH PRINCIPAL AMOUNT IS UTILIZED TO NET AGAINST ACCRUED NEGATIVE INTEREST, THE PRINCIPAL AMOUNT PAYABLE AT MATURITY MAY BE LESS THAN THE ORIGINAL PURCHASE PRICE OF SUCH
NOTE IF ALLOWED PURSUANT TO THE TERMS OF SUCH NOTE, INCLUDING THE POSSIBILITY THAT NO PRINCIPAL WILL BE PAID. The secondary market for Indexed Notes will be affected by a number of factors independent of the creditworthiness of NCB, including the value of the applicable currency, commodity or interest rate index, the time remaining to the maturity of such Indexed Notes, the amount outstanding of such Indexed Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which NCB has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index will be increased. The historical experience of the relevant currency, commodities or interest rate indices should not be taken as an indication of future performance of such currency, commodities or interest rate indices during the term of any Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of Indexed Notes in light of their particular circumstances.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

    Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the applicable specified currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. NCB disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, the Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors-- Exchange Rates and Exchange Controls".

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

    Unless otherwise specified in the applicable Pricing Supplement, NCB is obligated to make payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes in the applicable Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, in such other coin or currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts). Any such amounts payable by NCB in the Specified Currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders. However, the Holder of a Foreign Currency Note may elect to receive such amounts payable in the Specified Currency as hereinafter described.

    Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by NCB for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

    Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payments of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

    Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified herein with respect to

Notes denominated in United States dollars. See "Description of Notes--General". Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General". Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder thereof, provided that such bank has appropriate facilities therefor and that the applicable Foreign Currency Note is presented and surrendered at the principal corporate trust office of the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

    Unless otherwise specified in the applicable Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the applicable foreign currency or composite currency.

AVAILABILITY OF SPECIFIED CURRENCY

    If the Specified Currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond the control of NCB, NCB will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement.

    If payment in respect of a Foreign Currency Note is required to be made in any composite currency, and such composite currency is unavailable due to the imposition of exchange controls or other circumstances beyond the control of NCB, NCB will be entitled to satisfy its obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars. The amount of each payment in United States dollars shall be computed by the Exchange Rate Agent on the basis of the equivalent of the composite currency in United States dollars. The component currencies of the composite currency for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the composite currency as of the last day on which the composite currency was used. The equivalent of the composite currency in United States dollars shall be calculated by aggregating the United States dollar equivalents of the Component Currencies. The United States dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

    If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

    The "Market Exchange Rate" for a currency or composite currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such currency or composite currency as certified for customs purposes by (or if not so certified, as otherwise determined by) the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a currency or composite currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

    All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

GOVERNING LAW; JUDGMENTS

    The Notes will be governed by and construed in accordance with the laws of the State of New York. Under current New York law, a state court in the State of New York rendering a judgment on a Foreign Currency Note would be required to render such judgment in the Specified Currency, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would be subject to exchange rate fluctuations after such date. It is not certain, however that a non-New York court would follow the same rules and procedures with respect to such conversions of the Specified Currency.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate that is described in Section 7701(a)(30)(E) of the Code or a trust that is described in Section 77(a)(30)(E) of the Code, or
(iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST

    Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT

    The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (E.G., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (I.E., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, Floating Rate Notes and Indexed Notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (E.G., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (I.E., a cap) or a minimum numerical limitation (I.E., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (E.G., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (I.E., at a price below the Note's stated principal amount) in excess of a specified DE MINIMIS amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable Pricing Supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable Pricing Supplement.

    Certain of the Notes (i) may be redeemable at the option of NCB prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    SHORT-TERM NOTES

    Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT

    If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount", unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or
(ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM

    If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE

    Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year.

NOTES DENOMINATED, OR IN RESPECT OF WHICH INTEREST IS PAYABLE, IN A FOREIGN
  CURRENCY

    As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

    PAYMENTS OF INTEREST IN A FOREIGN CURRENCY

    CASH METHOD. A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder's tax basis in such Foreign Currency.

    ACCRUAL METHOD. A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    PURCHASE, SALE AND RETIREMENT OF NOTES

    A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

    Except as discussed above with respect to Short-Term Notes, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. Such gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income) and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on such a sale, exchange or retirement the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Note is disposed of (or deemed disposed of as a result of a material change in the terms of such Note). In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. A U.S. Holder's adjusted tax basis in a Note will equal the cost of the Note to such holder, increased by the amounts of any market discount or original issue discount previously included in income by the holder with respect to such Note and reduced by any amortized acquisition or other premium and any principal payments received by the holder. A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for such Note, or of the Foreign Currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. Such Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

    ORIGINAL ISSUE DISCOUNT

    In the case of a Discount Note or Short-Term Note, (i) original issue discount is determined in units of the Foreign Currency, (ii) accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency--Accrual Method" above and (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of such receipt, with the amount of original issue discount accrued, as translated above.

    PREMIUM AND MARKET DISCOUNT

    In the case of a Note with market discount, (i) market discount is determined in units of the Foreign Currency, (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note (other than accrued market discount required to be taken into account currently) is translated into U.S. dollars at the exchange rate on such disposition date (and no part of such accrued market discount is treated as exchange gain or loss) and (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note in the manner described in "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

    With respect to a Note issued with amortizable bond premium, such premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. Although not entirely clear, a U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

    EXCHANGE OF FOREIGN CURRENCIES

    A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of NCB, a controlled foreign corporation related to NCB or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of NCB or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Distribution Agreement, the Notes are being offered on a continuing basis by NCB through Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. NCB will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, in whole or in part. NCB will pay the Agents a commission of from 0.125% to 0.750% of the principal amount of Notes, depending upon maturity, for sales made through them as Agents.

    NCB may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from NCB a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. NCB reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by NCB.

    In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer may include all or part of the discount to be received from NCB. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

    The Agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). NCB has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. NCB has agreed to reimburse the Agents for certain expenses.

    The Agents may sell to or through dealers who may resell to investors, and the Agents may pay all or part of their discount or commission to such dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

    Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in immediately available funds in The City of New York.

    The Agents may be customers of, engage in transactions with and perform services for NCB in the ordinary course of business.

    The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes.

                       NATIONAL CONSUMER COOPERATIVE BANK
                 (DOING BUSINESS AS NATIONAL COOPERATIVE BANK)

                                DEBT SECURITIES

                               ------------------

    National Consumer Cooperative Bank ("NCB") may from time to time offer its debt securities (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed $100,000,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of the offering. The accompanying Prospectus Supplement sets forth with regard to the Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity date, interest rate or rates, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of NCB or the holder, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering or purchase price and any other terms in connection with the offering and sale of such series of Debt Securities.

    The Debt Securities will be unsecured. Unless otherwise specified in a Prospectus Supplement, the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of NCB.

    The Prospectus Supplement may contain information concerning certain United States Federal income tax considerations applicable to the Debt Securities offered therein.

    The Debt Securities are not guaranteed by the United States and shall not constitute a debt or obligation of the United States or any agency or instrumentality thereof.

    The Debt Securities may be sold by NCB directly or through agents, underwriters or dealers, as designated from time to time or through a combination of such methods. Such agents, underwriters or dealers may include Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated or a group of agents, underwriters or dealers represented by firms including Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. If agents of NCB or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities. See "Plan of Distribution".

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

GOLDMAN, SACHS & CO.                                        MORGAN STANLEY & CO.
                                                         INCORPORATED

                         ------------------------------

                The date of this Prospectus is January   , 1997.

                             AVAILABLE INFORMATION

    NCB is subject to certain information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports with the Securities and Exchange Commission (the "Commission"). Reports filed by NCB can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    NCB has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to NCB and the Securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by NCB with the Commission and are incorporated herein by reference: (i) NCB's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (as filed on April 1, 1996); (ii) NCB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) NCB's Current Report on Form 8-K dated November 27, 1996.

    All documents filed by NCB with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    When used in this Prospectus, any related Prospectus Supplement or any document incorporated herein and therein by reference, the words "believes", "anticipates", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number or risks and uncertainties that could cause actual results to differ materially from those projected, including: competition within each of NCB's businesses, the effects of international, national and regional economic conditions, the availability of capital and other risks described from time to time in NCB's filings with the Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such statements. NCB also undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

    NCB will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written requests should be mailed to National Consumer Cooperative Bank, 1401 Eye Street N.W., Suite 700, Washington, D.C. 20005 Attention: Richard L. Reed. Telephone requests should be directed to (202) 336-7700.

                       NATIONAL CONSUMER COOPERATIVE BANK

GENERAL

    NCB, which does business as the National Cooperative Bank, is a financial institution organized under the laws of the United States. NCB provides financial and technical assistance to eligible cooperative enterprises or enterprises controlled by eligible cooperatives. A cooperative enterprise is an organization which is owned by its members and which is engaged in producing or furnishing goods, services, or facilities for the benefit of its members or voting stockholders who are the ultimate consumers or primary producers of such goods, services, or facilities. NCB is structured as a cooperative institution whose voting stock can be owned only by its patrons or those eligible to become its patrons.

    In the legislation chartering NCB (the National Consumer Cooperative Bank Act or the "NCCBA"), Congress stated its finding that cooperatives have proven to be an effective means of minimizing the impact of inflation and economic hardship on members/owners by narrowing producer-to-consumer margins and price spreads, broadening ownership and control of economic organizations to a larger base of consumers, raising the quality of goods and services available in the marketplace and strengthening the nation's economy as a whole. To further the development of cooperative businesses, the Congress specifically directed NCB
(1) to encourage the development of new and existing cooperatives eligible for its assistance by providing specialized credit and technical assistance; (2) to maintain broad-based control of NCB by its voting shareholders; (3) to encourage a broad-based ownership, control and active participation by members in eligible cooperatives; (4) to assist in improving the quality and availability of goods and services to consumers; and (5) to encourage ownership of its equity securities by cooperatives and others.

    NCB has attempted to fulfill its statutory obligations in two fashions. First, NCB makes loans and offers other financing arrangements which afford cooperative businesses substantially the same financing opportunities currently available for traditional enterprises. Second, NCB provides financial and other assistance to the NCB Development Corporation, a non-profit corporation without capital stock organized in 1982 which makes loans and provides assistance to developmental cooperatives.

    The NCCBA was passed on August 20, 1978, and NCB commenced lending operations on March 21, 1980. In 1981, Congress amended the NCCBA to convert the Class A Preferred Stock of NCB previously held by the United States to Class A Notes of NCB (the "Class A Notes") as of December 31, 1981 (the "Final Government Equity Redemption Date"). Since the Final Government Equity Redemption Date, NCB's capital stock, except for three shares of non-voting Class D stock, has been owned exclusively by cooperatives. NCB maintains its executive offices at 1401 Eye Street N.W., Washington, D.C. 20005. The telephone number of its executive offices is (202) 336-7700. NCB also maintains regional offices in Minneapolis, New York, Anchorage, and San Francisco as well as a federally chartered savings bank in Ohio.

LOAN REQUIREMENTS, RESTRICTIONS AND POLICIES

    ELIGIBILITY REQUIREMENTS. Cooperatives and legally chartered entities primarily owned and controlled by cooperatives are eligible to borrow from NCB if they are operated on a cooperative basis and are engaged in producing or furnishing goods, services or facilities primarily for the benefit of their members or voting stockholders who are the ultimate consumers of such goods, services or facilities. In addition, to be eligible to borrow from NCB, the borrower must, among other things, (1) be controlled by its members or voting stockholders on a democratic basis; (2) agree not to pay dividends on voting stock or membership capital in excess of such percentage per annum as may be approved by NCB; (3) provide that its net savings shall be allocated or distributed to all members or patrons, in proportion to their patronage, or retain such savings for the actual or potential expansion of its services or the reduction of its charges to the patrons, and (4) make membership available on a voluntary basis, without any social, political, racial or religious discrimination and without any discrimination on the basis of age, sex, or marital status to all persons who can make use of its services and are willing to accept the responsibilities of membership. NCB may also purchase obligations issued by members of eligible cooperatives. In addition, organizations applying for loans must comply with other technical requirements imposed by NCB.

    LENDING AUTHORITIES. The Board of Directors of NCB established its policies governing its lending operations in compliance with the NCCBA. The policies adopted by the Board are carried out by the management of NCB pursuant to written loan policies adopted by the Board. The management in turn adopts and implements guidelines and procedures consistent with stated Board directives. Lending policies and guidelines are reviewed regularly by the Board of Directors and management to make needed changes and amendments.

    The management of NCB may approve individual loan amounts of up to 75% of the single borrower lending limit which is equal to 15% of NCB's capital (using the definition of capital for national banks as set forth by the Office of the Comptroller of the Currency) without prior approval of the Board. The President of NCB may delegate authorities up to this limit to such committees and individual officers as he may deem appropriate.

LENDING LIMITS

    SINGLE BORROWER

    The total amount of loans, letters of credit, leases and other financing that may be made available to any one borrower may not exceed 15% of NCB's capital. The approval of any loan to a single borrower which has a combined total of financing from NCB in excess of 75% of the 15% limit is subject to the prior approval of the Loan and Business Development Committee of the Board.

    COOPERATIVES OF PRIMARY PRODUCERS

    The total dollar value of loans to cooperatives that produce, market and furnish goods, services and facilities on behalf of their members as primary producers may not exceed 10% of the gross assets of NCB. The total dollar volume of loans NCB will allow to be outstanding to any producer cooperative may not exceed 20% of the amount available for loans to all producer cooperatives.

INTEREST RATES

    GENERALLY

    NCB charges interest rates approximately equal to the market rates charged by other lending institutions for comparable types of loans. NCB seeks to price its loans to yield a reasonable return on its portfolio in order to build and maintain the financial viability of NCB and to encourage the development of new and existing cooperatives. In addition, to ensure that NCB will have access to additional sources of capital in order to sustain its growth, NCB seeks to maintain a portfolio that is competitively priced and of sound quality.

    INTEREST RATES FOR REAL ESTATE LOANS

    Real estate loans are priced under rate guidelines issued by NCB's Real Estate Lending Group for specific types of loans with specific maturities. NCB takes the following factors into consideration in pricing its real estate loans: loan-to-value ratios, lien position, cooperative payment history, reserves, occupancy level and cash flow. NCB fixes rates based on a basis point spread over U.S. Treasury securities with yields adjusted to constant maturity of one, three, five or ten years. Interest rate may be fixed at the time of commitment for a period generally not exceeding 30 days.

    INTEREST RATES ON COMMERCIAL LOANS

    NCB makes commercial loans at fixed and variable interest rates. Loan pricing is based on prevailing market conditions, income and portfolio diversification objectives and the overall assessment of risk.

Typically, commercial loan repayment schedules are structured by NCB with flat monthly principal reduction plus interest on the outstanding balance.

    FEES

    NCB typically assesses fees to cover the costs of NCB of its consideration of and handling of loan transactions, and to compensate NCB for setting aside funds for future draws under a commitment. The legal fees paid to outside legal counsel retained by NCB for loan transactions are charged to the borrower.

    UNDERWRITING

    When evaluating credit requests, NCB seeks to determine whether a prospective borrower has and/ or will have sound management, sufficient cash flow to service debt, assets in excess of liabilities and a continuing demand for its products, services or use of its facilities, so that the request will be repaid in accordance with its terms.

    NCB evaluates repayment ability based upon an analysis of a borrower's historical cash flow and conservative projections of future cash flows from operations. This analysis focuses on determining the predictability of future cash flows as a primary source of repayment.

    SECURITY

    Loans made by NCB are generally secured by specific collateral. If collateral security is required, the value of the collateral must be reasonably sufficient to protect NCB from loss, in the event that the primary sources of repayment of financing from the normal operation of the cooperative, or refinancing, prove to be inadequate for debt repayment. Collateral security alone is not a sufficient basis for NCB to extend credit. Unsecured loans normally are made only to borrowers with strong financial conditions, operating results and demonstrated repayment ability.

    LOANS BENEFITING LOW-INCOME PERSONS

    Under the NCCBA, the Board of Directors must use its best efforts to insure that at the end of each NCB fiscal year at least 35% of its outstanding loans are to (1) cooperatives whose members are predominantly low-income persons, as defined by NCB, and (2) other cooperatives that propose to undertake to provide specialized goods, services, or facilities to serve the needs of predominantly low-income persons. NCB defines a "low-income person", for these purposes, as an individual whose family's income does not exceed 80% of the median family income, adjusted for family size for the area where the cooperative is located, as determined by the Department of Housing and Urban Development.

    LOANS FOR RESIDENTIAL PURPOSES

    Commencing on October 1, 1985, the NCCBA prohibited NCB from making loans for financing, construction, ownership, acquisition or improvement of any structure used primarily for residential purposes if, after giving effect to such loan, the aggregate amount of all loans outstanding for such purposes will exceed 30% of the gross assets of NCB.

    To date, the 30% cap on residential real estate loans has not restricted NCB's ability to provide financial services to residential borrowers. NCB has been able to maintain its position in the residential real estate market without increased real estate portfolio exposure by selling real estate loans to secondary market purchasers of such loans. Since October 1, 1985, the preponderance of NCB's real estate volume has been predicated upon sale to secondary market purchasers. There can, however, be no assurance that NCB's future lending for residential purposes will not be impaired by the statutory limit. As of September 30, 1996, approximately 16.20% of NCB's total assets consisted of loans made for residential purposes.

    OPERATIONS OF SUBSIDIARIES

    NCB also attempts to fulfill its statutory mission by providing financing opportunities to cooperatives through several subsidiaries.

    Cooperative Funding Corporation ("CFC") is a wholly-owned subsidiary of NCB. CFC provides fee-compensated corporate financial services to customers of NCB and to other corporations which may be members of cooperatives, or which sponsor employee stock ownership plans. CFC is registered as a broker-dealer with the Commission and is a member of the National Association of Securities Dealers.

    NCB Investment Advisers, Inc. has been organized to provide investment advisory services to cooperatives. It is registered as an investment adviser with the Commission.

    NCB Financial Corporation is a Delaware chartered, wholly-owned, S&L holding company whose sole subsidiary is NCB Savings Bank, FSB.

    NCB Savings Bank, FSB is a federally chartered, federally insured savings bank located in Hillsboro, Ohio.

    NCB Mortgage Corporation is a wholly-owned subsidiary of NCB that originates and services loans to cooperatives.

    NCB Insurance Brokers, Inc. is engaged in the business of brokering housing-related insurance to cooperatives.

    NCB I, Inc. ("NCB I") is a wholly-owned, special purpose corporation that holds credit enhancement certificates related to the securitization and sale of cooperative real estate loans. NCB and NCB I are parties to an agreement under which each agrees not to commingle the assets of NCB I with those of NCB.

    NCB Retail Finance Corporation ("NCBRFC") is a wholly-owned special purpose corporation that participates in the securitization and sale of loans to customers involved in the grocery business. NCBRFC is required by its certificate of incorporation to have at least two directors independent of NCB and to avoid commingling its assets with those of NCB.

COMPETITION

    The Congress created and capitalized NCB because it found that existing financial institutions were not making adequate financial services available to cooperative, not-for-profit business enterprises. However, NCB experiences considerable competition in lending to the most creditworthy cooperative enterprises.

TAXES

    The NCCBA provides that NCB shall be treated as a cooperative within the meaning of Section 1381(a)(2) of the Internal Revenue Code. As such and pursuant to the provisions of the NCCBA NCB, in determining its taxable income for Federal income tax purposes, is allowed a deduction for an amount equal to any patronage refunds in the form of cash, of Class B or Class C stock, or allocated surplus that are distributed or set aside by NCB during the applicable tax period. To date, NCB has followed the policy of distributing or setting aside such patronage refunds during the applicable tax period, and this has effectively reduced NCB's Federal income tax liability to insignificant amounts.

    Section 109 of the NCCBA, as amended, provides that NCB, including its franchise, capital, reserves, surplus, mortgages or other security holding and income, is exempt from taxation by any state, county, municipality or local taxing authority, except that any real property held by NCB is subject to any state, county, municipal or local taxation to the same extent according to its value as other real property is taxed.

    In 1995, it was determined that all income generated by NCB and its subsidiaries, with the exception of the NCB Savings Bank, qualifies as patronage income under the Internal Revenue Code, with the consequence that NCB is able to issue tax deductible patronage refunds with respect to all such income.

    NCB's subsidiaries are subject to state income taxes.

    Neither interest income nor gains realized in respect of the Debt Securities is exempt from taxation by the United States or any state, county, municipality or local taxing authority therein.

AGREEMENT CONCERNING THE CLASS A NOTES

    The NCCBA, as amended, provided that the interest rate payable to the United States on the Class A Notes was limited until October 1, 1990 to 25% of NCB's net income. Following a passage of a technical amendment to the NCCBA, NCB entered into as of December 21, 1989, a Financing Agreement with the U.S. Treasury to govern the interest rates payable on the Class A Notes until their final redemption on October 31, 2020. Pursuant to the Financing Agreement, NCB has issued to the U.S. Treasury four replacement Class A Notes. As of January 10, 1997 the face amounts and current maturities of the outstanding replacement notes were as follows:

REPLACEMENT                              CURRENT MATURITY
  NOTE                                         DATE           AMOUNT      MATURITY
---------                                -----------------  -----------  -----------
1          ............................         4/1/97      $53,553,328     3 months
2          ............................        10/1/99      $36,854,000    36 months
3          ............................        10/1/00      $55,281,000    60 months
4          ............................        10/1/00      $36,854,000   120 months

    When each note matures NCB has the right to borrow again from the Treasury the maturing amount under the same terms and conditions. NCB intends generally to avail itself of this right. Thus, until the final redemption of the Class A Notes, NCB would have outstanding to the U.S. Treasury four tranches of Class A Notes in the maturities stated above. In November 1994, however, NCB adopted a Capitalization and Patronage Refund Policy that contemplates the probable retirement of $25 million of Class A Notes in 2010 and $25 million in 2015. At each maturity date, the interest rate to be paid upon the note for the succeeding period will be calculated by the U.S. Treasury based upon the then-prevailing interest rates for Treasury obligations of comparable maturities.

PROPERTIES

    NCB leases space for its Washington, D.C. headquarters and for three regional offices located in Minneapolis, New York City, and Anchorage. NCB Financial Corporation and NCB I maintain offices in Wilmington, Delaware. NCB's headquarters is 34,464 square feet in size and regional offices average 1500 square feet. The rental expense for the fiscal year ended December 31, 1995 was $1,290,000 for NCB's headquarters and regional offices. NCB considers the regional offices suitable for its needs and the facilities are fully utilized in its operations.

REGULATION

    NCB is organized under the laws of the United States. NCB is examined annually by the Farm Credit Administration, and the General Accounting Office is authorized to audit NCB. Reports of such examinations and audits are to be forwarded to the Congress, which has the sole authority to amend or revoke NCB's charter. NCB Savings Bank, FSB is regulated by the Federal Office of Thrift Supervision.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF NCB

    The following table contains selected consolidated financial data for NCB and its subsidiaries for the five years ended December 31, 1995 and the nine-month periods ended September 30, 1996 and 1995. The financial data for each of the years ended December 31, 1991 through 1995 have been derived from audited financial statements. The financial data for the nine months ended September 30, 1996 and 1995 have been derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting or normal recurring accruals) necessary to present fairly the information for such interim periods. Results for the interim periods are not necessarily indicative of results to be expected for the full year. The summary below should be read in conjunction with the Consolidated Financial Statements of NCB and the related Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations which are contained in each of NCB's Annual Reports on Form 10-K for the years ended December 31, 1991 through 1995 and NCB's Quarterly Report on Form 10-Q for the quarters ended September 30, 1995 and 1996. See "Incorporation of Certain Documents by Reference."

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                   --------------------  -----------------------------------------------------
                                     1996       1995       1995       1994       1993       1992       1991
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
Total interest income............  $  43,157  $  37,522  $  52,498  $  41,123  $  38,997  $  44,063  $  45,997
Net interest income..............     17,864     15,705     21,745     20,514     18,334     20,145     19,178
Net income.......................     10,139      6,036      9,083      8,877      8,616      6,060      5,864
BALANCE SHEET DATA
  (at period end)
Loans and leases outstanding.....  $ 676,587  $ 593,271  $ 597,190  $ 501,090  $ 457,713  $ 457,551  $ 447,484
Total assets.....................    770,516    668,673    684,532    567,321    535,767    527,861    517,175
Total capital*...................    300,995    295,749    292,581    287,521    287,407
Subordinated Class A Notes**.....    182,869    183,038    182,542    182,542    182,542    182,857    184,270
Long-term borrowings, including
  Subordinated Class A Notes.....    384,948    350,242    337,230    287,899    312,897    330,380    281,433
Members' equity..................    123,498    117,820    118,453    113,207    110,039    104,664    103,137
Other borrowed funds including
  deposits.......................    442,024    347,166    365,288    256,315    230,868    228,512    217,929
OTHER DATA
Capital to assets**..............       39.7%      44.0%      44.0%      52.3%      54.6%      54.5%      55.6%
Return on average assets.........       1.89%      1.36%       1.5%       1.7%       1.6%       1.2%       1.2%
Return on average members'
  equity.........................        7.8%       7.9%       8.0%       5.8%       5.8%     11.16%      6.94%
Net yield on interest earning
  assets.........................       3.57%      3.84%       3.7%       4.1%       3.7%       3.9%       4.0%
Average members' equity as a
  percent of average total
  assets.........................       17.0%      19.7%      18.9%      21.5%      20.4%      19.8%      20.7%
Average total loans and lease
  financings.....................       19.7%      22.6%      21.9%      25.0%      24.3%      22.6%      23.9%
Net average loans and lease
  financing to average total
  assets.........................       84.0%      85.1%      86.2%      83.4%      81.9%      85.7%      84.8%
Net average earning assets to
  average total assets...........       95.1%      95.6%      94.9%      93.3%      93.2%      96.5%      96.4%
Allowance for loan losses to
  loans outstanding..............        2.2%       2.3%       2.5%       2.6%       2.7%       2.3%       1.9%
Provision for loan losses to
  average loans outstanding......        0.2%       0.2%       0.4%       0.2%       0.3%       0.5%       0.6%

------------------------

 *  Capital includes members' equity and subordinated Class A Notes.

**  Net of deferred hedge gains.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes. Such purposes may include the retirement of all or part of NCB's 8.18% Amended and Restated Series A Notes due June 24, 1997 and 7.32% Amended and Restated Series B Notes due December 24, 1997.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for NCB is computed by dividing earnings by fixed charges. Earnings consist primarily of income before income taxes and fixed charges. Fixed charges represent interest expense and the proportion of rental expense deemed representative of the interest factor. In addition, where indicated, fixed charges include interest on deposits.

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                          ------------------------  ---------------------------------------------------------------
                                             1996         1995         1995         1994         1993         1992         1991
                                             -----        -----        -----        -----        -----        -----        -----

Ratio of Earnings to Fixed Charges:
  Including interest on deposits........        1.42         1.30         1.32         1.45         1.45         1.28         1.23
  Excluding interest on deposits........        1.48         1.34         1.36         1.50         1.49         1.30         1.25

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture, dated January 15,1997 (the "Indenture"), between NCB and The First National Bank of Chicago (the "Trustee"), that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in this summary) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities. There is no requirement that future issues of debt securities of NCB be issued under the Indenture, and NCB is free to employ other indentures or documentation containing provisions different from those included in the Indenture or applicable to one or more issues of Debt Securities in connection with future issues of such other debt securities.

GENERAL

    The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by NCB. The Debt Securities will be direct, unsecured obligations of NCB and will rank on a parity with other unsecured and unsubordinated indebtedness of NCB.

    The Debt Securities are not guaranteed by the United States and shall not constitute a debt or obligation of the United States or any instrumentality thereof.

    The Indenture provides that there may be more than one Trustee under the Indenture with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities issued under the Indenture, and a successor Trustee may be appointed to act with respect to such series. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities and series in which such Debt Securities will be included;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such Debt Securities will mature and, if other than the principal amount thereof, the portion of the principal amount of such Debt Securities payable at maturity; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined and the manner upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any;
(7) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by NCB, and the other terms and provisions of such sinking and/or purchase funds; (8) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of NCB or of the holder thereof and the other terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (10) the denomination or denominations in which such Debt Securities are authorized to be issued if other than $1,000 (in the case of Debt Securities issued in registered form) or $5,000 (in the case of Debt Securities issued in bearer form) and integral multiples thereof; (11) whether such Debt Securities will be issued in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures relating to global Debt Securities; (13) the terms, if any, upon which such Debt Securities may be convertible into other securities of NCB and the terms and conditions upon which such conversion may be effected, including the initial conversion price or rate and any other provision in addition to or in lieu of those described herein; (14) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (15) each office or agency where, subject to the terms of the Indenture, the principal of, and premium and interest, if any, on, the Debt Securities will be payable and where such Debt Securities may be presented for registration of transfer or exchange; (16) the currencies or currency units in which such Debt Securities are issued and in which the principal of, and premium and interest, if any, on, and additional amounts, if any, in respect of such Debt Securities will be payable; (17) whether the amount of payments of principal of, and interest on, and additional amounts, if any, in respect of such Debt Securities may be determined with reference to an index, formula or other method or methods (which index, formula or method or methods may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (18) whether NCB or a holder may elect payment of the principal of, or premium or interest, if any, on, or additional amounts in respect of, such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be paid; (19) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent; (20) the applicability of the defeasance provisions to such Debt Securities; (21) the person to whom any interest on any registered Debt Securities of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the applicable Regular Record Date for such payment of interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;
(22) whether and under what circumstances NCB will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest", as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture) (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether NCB will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (23) any deletions from, modifications of or additions to the Events of Default or covenants of NCB with respect to any of such Debt Securities; (24) any special Federal income tax considerations applicable to such Debt Securities; and (25) any other terms of such Debt Securities (which will not be inconsistent with the provisions of the Indenture).

    Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special Federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

    Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default described below or covenants of NCB contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

    Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that NCB may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

    Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof and bearer Debt Securities will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of the Debt Securities, but NCB may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The First National Bank of Chicago, as Paying Agent and Security Registrar under the Indenture, in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Debt Security in registered form may be made at the option of NCB by check mailed to the address appearing in the applicable Security Register of the person in whose name such Debt Security is registered at the close of business on the Regular Record Date or by transfer to an account maintained with a bank located in the United States (Sections 305, 307, and 1002).

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as NCB may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of NCB in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

BOOK-ENTRY SYSTEM

    Each Debt Security will be issued in fully registered book-entry form (a "Book-Entry Note"). Each Book-Entry Note will be represented by one or more fully registered global securities (the "Global Securities") deposited with or on behalf of The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or the Depositary's nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to its participants) and the Depositary's participants (with respect to beneficial owners). Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable Prospectus Supplement. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

    Upon issuance, all Book-Entry Notes bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, Specified Currency, Interest Payment Dates (if any), Stated Maturity Date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single Global Security.

    So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Debt Securities in certificated form ("Certificated Notes") and will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a

Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

    Book-Entry Notes represented by a Global Security are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the Depositary notifies NCB in writing that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by NCB within 60 days
(y) NCB in its sole discretion determines not to have such Book-Entry Notes represented by one or more Global Securities or (z) an event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to such Book-Entry Notes. Any Global Security representing Book-Entry Notes that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (or in such amounts in other currencies or composite currencies as specified in the applicable Prospectus Supplement). Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

    Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and no Global Security representing Book-Entry Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a Book-Entry Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any rights of a Holder under the Notes. NCB understands that, under existing industry practices, in the event that (i) NCB requests any action of Holders or (ii) an owner of a Book-Entry Note desires to give or take any action which a Holder is entitled to give or take under the Notes in accordance with the terms of the Notes, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

    Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

    To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to NCB as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or NCB, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of NCB or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

    If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by NCB, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

    The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to NCB or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

    NCB may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

OUTSTANDING DEBT SECURITIES

    In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Foreign Currency (as defined below) shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by NCB or any obligor on such Debt Security or any Affiliate of NCB or such other obligor, shall be deemed not to be Outstanding (Section 101).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by NCB and the Trustee with the consent of the holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) change the redemption provisions or adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (h) modify the provisions of the Indenture described in this paragraph or those regarding waiver of compliance with certain provisions of, or certain defaults and their consequences under, the Indenture, except to increase the percentage of Outstanding Debt Securities necessary to modify and amend the Indenture or to give any such waiver, and except to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Outstanding Debt Security affected thereby; or (i) make any change that adversely affects the right to convert any Debt Security.

    The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by NCB with certain restrictive provisions of the Indenture (Section 1007). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest on a Debt Security of such series, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

    Modifications and amendments of the Indenture may be made by NCB and the Trustee without the consent of any holder for any of the following purposes: (i) to evidence the succession of another corporation to NCB; (ii) to add to the covenants of NCB for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power therein conferred upon NCB; (iii) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (iv) to establish the form or terms of Debt Securities of any series and any related coupons; (v) to provide for the acceptance of appointment by a successor Trustee; (vi) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (vii) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (viii) to add any additional Events of Default; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; (xi) to make provisions with respect to conversion rights of holders of Debt Securities of any series; and (xii) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    NCB may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes NCB's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of, or any premium on, any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of NCB in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving NCB; (f) acceleration of Indebtedness in a principal amount in excess of $10,000,000 of NCB under the terms of the instrument under which such Indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Debt Securities of any series at the time Outstanding (other than an Event of Default described in clause (e) above) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series or such lesser amount as may be provided for in the Debt Securities of such series to be due and payable immediately. If an Event of Default specified in clause (e) above with respect to Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series or such lesser amount as may be provided for in the Debt Securities of such series will ipso facto become immediately due and payable without any declaration on the part of the Trustee or any holder. At any time after Debt Securities of any series have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    NCB may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be (Section
401).

    The Indenture provides that, if the provisions of Section 402 thereof are made applicable to the Debt Securities of or within any series pursuant to
Section 301 thereof, NCB may elect to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 402(2)) or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 402(3)), upon the irrevocable deposit by NCB with the Trustee, in trust, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 402(4)).

    Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which NCB is a party or by which it is bound, (ii) no default or Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) NCB has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by NCB, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. Federal income tax law occurring after the date of the Indenture (Section 402(4)(d) and (e)).

    "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments (Section 101).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt (Section 101).

    Unless otherwise provided in the applicable Prospectus Supplement, if after NCB has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause
(a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event (Section 402(5)).

    "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government or confederation of issuance shall be made in U.S. dollars (Section 101).

    In the event NCB effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, NCB would remain liable to make payment of such amounts due at the time of acceleration (Section 402).

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

    Under each Indenture, NCB is required to furnish to the Trustee annually a statement as to performance by NCB of certain of its obligations under the Indenture and as to any default in such performance. NCB is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default (Section 1008).

ADDITIONAL PROVISIONS

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

    No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

CONCERNING THE TRUSTEE

    NCB has, from time to time, engaged in transactions with the Trustee in the ordinary course of its business.

                              PLAN OF DISTRIBUTION

    NCB may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, or a group of underwriters represented by firms including Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated may also act as agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from NCB or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from NCB and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from NCB will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by NCB, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by NCB against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the Prospectus Supplement, NCB will authorize underwriters or other persons acting as NCB's agents to solicit offers by certain institutions to purchase Debt Securities from NCB pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by NCB. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                        VALIDITY OF THE DEBT SECURITIES

    The validity of the Debt Securities offered hereby and other legal matters will be passed upon for NCB by Shea & Gardner, Washington, D.C. The validity of the Debt Securities will be passed upon for the underwriters or agents by Brown & Wood LLP, New York, New York.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference from NCB's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reference upon the report of such firm given upon their authority as experts in accounting and auditing.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NCB SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
                   PROSPECTUS SUPPLEMENT

Risk Factors....................................        S-2
Description of Notes............................        S-5
Special Provisions Relating to Foreign Currency
  Notes.........................................       S-18
Certain United States Federal Income Tax
  Considerations................................       S-20
Supplemental Plan of Distribution...............       S-29

                        PROSPECTUS

Available Information...........................          2
Incorporation of Certain Documents By
  Reference.....................................          2
National Consumer Cooperative Bank..............          3
Selected Consolidated Financial Data............          8
Use of Proceeds.................................          9
Ratio of Earnings to Fixed Charges..............          9
Description of Debt Securities..................          9
Plan of Distribution............................         20
Validity of the Debt Securities.................         20
Experts.........................................         20

                                  $100,000,000

                               NATIONAL CONSUMER
                                COOPERATIVE BANK
                 (DOING BUSINESS AS NATIONAL COOPERATIVE BANK)

                               MEDIUM-TERM NOTES
                         DUE FROM 9 MONTHS TO 30 YEARS
                               FROM DATE OF ISSUE

                        -------------------------------

                             PROSPECTUS SUPPLEMENT

                        -------------------------------

                              GOLDMAN, SACHS & CO.
                              MORGAN STANLEY & CO.
                       INCORPORATED

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